Exhibit 99.1
For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports Third Quarter Results
On-Balance Sheet Loan Portfolio Nears $6.0 Billion

Woodbury, NY, November 8, 2006 - Delta Financial Corporation (Amex: DFC) reported its financial results for the three and nine months ended September 30, 2006.

For the three months ended September 30, 2006, the Company reported net income of $8.0 million, or $0.33 per diluted share, compared to net income of $6.6 million, or $0.31 per diluted share, for the comparable period last year. For the nine months ended September 30, 2006, the Company reported net income of $21.8 million, or $0.95 per diluted share, compared to net income of $12.3 million, or $0.58 per diluted share, for the comparable period last year.

Third Quarter 2006 and Other Highlights

•	Mortgage loans held for investment, net increased to approximately $6.0 billion at September 30, 2006, from $4.0 billion at September 30, 2005.

•	Originated $995 million of mortgage loans in the third quarter of 2006, a 3% decrease from the third quarter of 2005, and a 3% increase from the second quarter of 2006.

•	Originated $2.9 billion of mortgage loans year-to-date, an increase of 6% from the $2.7 billion of loans originated for the comparable period last year.

•	Total cost to originate, as a percentage of total loan production, was 2.0% in the third quarter of 2006.

•	Sold $197 million loans on a whole-loan basis for an average premium of 3.8% in the third quarter of 2006.

•	In the third quarter 2006, annualized after-tax return on equity was 22%.

•	Completed an asset-backed securitization collateralized by $825 million of mortgage loans in September 2006.

•
Increased warehouse lines of credit during October 2006, bringing total available liquidity for these facilities to $1.75 billion through RBS Greenwich Capital, Citigroup, Bank of America, JPMorgan Chase and, most recently, Deutsche Bank.

•	Paid a quarterly cash dividend of $0.05 per share of common stock on October 4, 2006 to stockholders of record on September 25, 2006.

Hugh Miller, president and chief executive officer commented, “We are on track to accomplish our goal of growing our loan portfolio to approximately $6.3 billion by December 31, 2006, which represents a 35 percent increase year-over-year. As part of our long-term approach to the business, we retain the vast majority of the loans we originate, rather than selling them on a whole-loan gain-on-sale basis. In September 2006, we securitized $825 million of mortgage loans and, by quarter-end, our on-balance sheet loan portfolio reached approximately $6.0 billion. Illustrating the benefit of portfolio accounting, we expect to generate a future stream of pre-tax net interest income of approximately $87 million over the next four quarters exclusively from our approximate $6.0 billion loan portfolio outstanding at September 30, 2006.”

Key Elements of Delta’s Business Model

•
Retain the majority of the loans it originates in its loan portfolio. In the third quarter of 2006, approximately 73% of the Company’s net revenues (net interest income and non-interest income, less provision for loan losses) were derived from its loan portfolio, which represents an increase from 65% from one year ago. The Company’s strategy to retain the majority of the loans it originates significantly reduces the earnings volatility that is associated with the whole-loan market and gain-on-sale accounting.

•
Originate predominantly fixed-rate loans. The length of time loans remain in the portfolio and perform is a significant factor in the overall amount of net interest income the Company’s loan portfolio will generate, and is why the Company continues to originate predominantly fixed-rate loans versus adjustable-rate loans. The Company currently originates the highest percentage of fixed-rate loans of any public company in its peer group, and in the third quarter, increased its proportion of fixed-rate loans to approximately 87% of total loan production from 81% of total loan production in the third quarter of 2005. The Company’s fixed-rate loans continue to perform significantly better from both a prepayment and credit perspective, which translates into greater profitability.

•
Maintained a diversified origination platform. The Company believes it has one of the most diversified origination platforms in the sector. With nearly 50% of originations emanating from the retail channel, the Company has found this channel to be more profitable and less competitive than the wholesale channel and, as a result, allows more control over the types of products (fixed- versus adjustable-rate mortgages) that the Company originates.

Mr. Miller added, “We continue to focus on the key elements that drive our business model, which we believe will maximize our long-term profitability. A fundamental part of our goal is to grow and expand our business while trying to maintain our profitability margins. However, we do not believe in sacrificing our underwriting standards or profitability potential solely for the sake of increasing our loan origination volume. While our net interest margin continues to experience pressure due to the continuing flat yield curve and ever-present competition in the market place, we were able to minimize this effect by increasing our mortgage rates. In fact, we increased the weighted average coupon, or “WAC”, of our mortgage loans to 9.06 percent in the third quarter of 2006, which represents an increase of approximately 20 basis points over the second quarter of 2006 and an approximate 110 basis point increase since the third quarter of 2005. While there has generally been an industry-wide slow down in originations growth over the past several quarters, our year-to-date loan production is still up 6 percent year-over-year despite raising our WAC. We have achieved this origination growth even with our refusal to originate a meaningful amount of some of the newer, more esoteric mortgage products, which many mortgage lenders made a significant part of their product offerings, such as interest-only ARMs and 80/20 mortgage loans. We have chosen not to originate a material amount of such products since we are not currently as comfortable with their long-term performance.”

Mr. Miller added, “Our retail channel accounted for nearly 50 percent of our total loan origination volume this quarter. Originating such a significant percentage of loans through our retail channel benefits us from a cost and profitability standpoint. Historically, our retail channel has had a significantly lower net cost to originate than our wholesale channel. Since this lower cost structure is associated with almost half of our total loan production, retail originations make a meaningful contribution to our overall cost reduction and profitability efforts. Furthermore, as part of our continuing strategy to leverage the benefits this channel provides, we expanded four of our ten retail offices during the third quarter of 2006.”

Additional Third Quarter 2006 Financial Results
The Company’s net interest income, after provision for loan losses, increased to $30.7 million in the third quarter of 2006 from $25.8 million in the third quarter of 2005. The increase in net interest income, after provision for loan losses, was attributable to the Company’s increase in its net mortgage loans held for investment.

The Company increased its allowance for loan losses to $50.8 million, or 85 basis points, of the outstanding net loan portfolio at September 30, 2006, compared to $29.8 million, or 74 basis points, at September 30, 2005. The overall increase in the loss allowance reflects the increase in the overall loan portfolio, the performance of the current loan portfolio and the seasoning of the loans held for investment.

Loan Originations and Characteristics

The following tables provide information on the Company’s loan originations by loan type and origination channel for the three months ended September 30, 2006 and 2005:

	For the Three Months Ended September 30,
	2006	2005
Loan Type:
Fixed-rate mortgages	87.0%	81.0%
Adjustable-rate mortgages	13.0	19.0
Total	100.0%	100.0%

	For the Three Months Ended September 30,				Percentage Change
(Dollars in thousands)	2006		2005
Origination Channel:
Wholesale	$505,728	51%	$526,165	51%	-4%
Retail	489,204	49	497,996	49	-2%
Total	$994,932	100%	$1,024,161	100%	-3%

Secondary Marketing (Securitization and Loan Sales)

During the third quarter of 2006, the Company closed a securitization under its Renaissance Mortgage Acceptance Corp. shelf, collateralized by $825 million of mortgage loans. The Company used a senior-subordinate securitization structure, which includes a Class N note (a net interest margin note primarily collateralized by the excess cash flows of the underlying securitization). The Company also sold approximately $197 million in loans on a whole-loan basis during the third quarter of 2006 for an average whole-loan sale price of 3.8 percent.

The following table sets forth certain information regarding loan securitizations and loans sold on a whole-loan basis during the three months ended September 30, 2006 and 2005:

	For the Three Months Ended September 30,
(Dollars in thousands)	2006	2005
Loan securitizations - portfolio based	$824,999	$825,000
Whole-loan sales	196,744	151,026
Total securitizations and whole-loan sales	$1,021,743	$976,026

Conference Call and Webcast

The Company will host a conference call to discuss its financial results at 11 AM EST today, November 8, 2006. The live conference call can be accessed by dialing (866) 585-6398 (domestic) or (416) 849-9626 (international). A live listen-only webcast of the conference call will be available in the Corporate Highlights portion of the Investor Relations section of the Company’s website at http://www.deltafinancial.com. A replay of the conference call and the question/answer session will be available on the Company’s website shortly after the live call is completed, and will be available through November 22, 2006. The telephone replay can be accessed by dialing (866) 245-6755 (domestic) or (416) 915-1035 (international), and using the digital pin number: 405300.

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. The Company’s loans are primarily secured by first mortgages on one- to four-family residential properties. The Company originates non-conforming loans primarily in 34 states. Loans are originated through a network of approximately 3,000 independent brokers and the Company’s retail offices. Since 1991, the Company has completed 49 asset-backed securitizations, collateralized by approximately $17.3 billion in mortgage loans.

Important Information Regarding Forward-Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, profitability, net interest income, growth, cost to originate, loan production, prepayment rates, the advantages of the Company’s retail platform, emphasis on originating fixed-rate loans and future product offerings. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including, without limitation, the availability of warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets on favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, and demand for our products and services; the state of the housing market; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the captions “Business-Forward Looking Statements and Risk Factors” and “Risk Factors” and our Form 10-Q under the caption “Risk Factors.” We disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income	$122,313	$79,359	$337,022	$200,392
Interest expense	84,734	46,949	228,294	111,221
Net interest income	37,579	32,410	108,728	89,171
Provision for loan losses	6,874	6,586	20,276	20,928
Net interest income after provision for loan losses	30,705	25,824	88,452	68,243

Non-interest income:
Net gain on sale of mortgage loans	9,659	7,494	23,987	19,414
Other income	1,815	6,263	9,447	11,659
Total non-interest income	11,474	13,757	33,434	31,073

Non-interest expense:
Payroll and related costs	16,505	16,769	50,098	46,950
General and administrative	12,548	11,347	36,360	31,241
Loss (gain) on derivative instruments	262	548	(161)	866
Total non-interest expense	29,315	28,664	86,297	79,057

Income before income tax expense	12,864	10,917	35,589	20,259
Provision for income tax expense	4,904	4,283	13,802	7,991
Net income	$7,960	$6,634	$21,787	$12,268

Per Share Data:
Basic - weighted average number of shares Outstanding	23,213,262	20,366,675	22,214,538	20,329,228
Diluted - weighted average number of shares Outstanding	23,978,901	21,290,527	23,021,825	21,268,832

Net income applicable to common shares	$7,960	$6,634	$21,787	$12,268

Basic earnings per share - net income	$0.34	$0.33	$0.98	$0.60
Diluted earnings per share - net income	$0.33	$0.31	$0.95	$0.58

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	At September 30, 2006	At December 31, 2005
Assets:
Cash and cash equivalents	$5,107	$4,673
Mortgage loans held for investment, net of discounts and deferred origination fees	5,961,792	4,663,662
Less: Allowance for loan losses	(50,833)	(36,832)
Mortgage loans held for investment, net	5,910,959	4,626,830
Trustee receivable	64,791	56,164
Accrued interest receivable	38,154	26,952
Excess cashflow certificates	457	7,789
Equipment, net	8,021	6,688
Accounts receivable	4,683	5,123
Prepaid and other assets	39,067	30,508
Deferred tax asset	49,758	54,875
Total assets	$6,120,997	$4,819,602

Liabilities and Stockholders’ Equity
Liabilities:
Bank payable	$1,690	$1,921
Warehouse financing	55,297	222,843
Financing on mortgage loans held for investment, net	5,845,277	4,436,938
Other borrowings	5,107	4,785
Accrued interest payable	22,081	13,091
Accounts payable and other liabilities	47,808	33,242
Total liabilities	5,977,260	4,712,820

Stockholders’ Equity
Common stock	234	207
Additional paid-in capital	141,521	121,561
Retained earnings (accumulated deficit)	3,334	(15,077)
Accumulated other comprehensive (loss) income, net of taxes	(34)	2,536
Unearned common stock held by stock incentive plan	--	(1,127)
Treasury stock, at cost	(1,318)	(1,318)
Total stockholders’ equity	143,737	106,782
Total liabilities and stockholders’ equity	$6,120,997	$4,819,602